[LOGO OF THE PROVO GROUP]

                        DiVall Income Properties 3, L.P.

                                 QUARTERLY NEWS

================================================================================

A publication of The Provo Group, Inc.                       FOURTH QUARTER 1997

DISSOLUTION...IS IT A DISILLUSION?
Madison, Wisconsin

You may recall that management communicated to you over a year ago about the feedback that we had received from our survey to limited partners which indicated a strong interest in the dissolution of the Partnership over the next 1-2 years.

Since that time, management has been working aggressively to maximize the value of the Partnership's asset portfolio and satisfy all potential recovery efforts of the misappropriated funds by the former general partners and their affiliates. In addition, management has investigated the specifics surrounding a partnership dissolution with an emphasis on understanding all continuing liability and tax issues.

As we understand it today, once we are successful in finding the appropriate buyer(s) for the properties in the Partnership's portfolio, we are faced with complying with the terms of the sales lease agreement(s); resolving or reserving for any pending or potential liability issues with the Partnership or the General Partner; soliciting and receiving limited partners' approval on the liquidation proposal; and administratively managing the limited partners' accounts until such time as a final distribution can be made; and the statute of limitations runs out on liabilities or tax matters, including the preparation/mailing of annual Schedule K-1s.

At this time, it appears that the 1-2 year plan is still feasible, pending no litigation issues, as we have already begun our marketing efforts. We need to allow at least a year or so, however, for the final wind-down of the Partnership, including the final distribution and K-1 preparations.

Management fully appreciates the investment period that the Partnership's original limited partners have endured over the years and will be working to make the dissolution process as efficient as possible.

The 1997 Annual Report will include a proxy for your approval on the "minimum" sales price we will accept for the Partnership's asset portfolio.

                          --------------------------

                              OTHER NEWS INSIDE...

 .    First Quarter 1998 Property Sale..................Property Highlights, pg 3
 .    Restoration Efforts Concluded..................Restoration Highlights, pg 3
 .    Schedule K-1s/Year-End Values...................Questions and Answers, pg 4

Page 2                             DiVall 3                               4 Q 97


                          --------------------------

                            Distribution Highlights

 .    4.2% (approx.) annualized return from operations and 2.8% (approx.) non-
     annualized return of capital from a special distribution related to recoveries received from the former general partners and their affiliates based on $9,900,000 ("net" remaining initial investment).

 .    $385,000 total amount distributed for the Fourth Quarter 1997 which was
     $310,000 more than budgeted.

     The "higher" than budgeted distribution is primarily due to the recoveries received from the Boatmen's lawsuit.

 .    $22.51 per unit (approx.) for the Fourth Quarter 1997 from both cash flow from operations and investing activities.

 .    $598.00 to $434.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (April 1992), respectively.

     Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.

     (NOTE: Original units were purchased for $1,000/unit.)

                          --------------------------

                 Statements of Income and Cash Flow Highlights

 .    14% increase in rental income from projections.

 .    The $17,000 increase in rental income at December 31, 1997 can be attributed to not experiencing the vacancy that was budgeted.

 .    4% decrease in total expenses from projections.

 .    Administrative expenses were $2,700 lower than expected for the quarter ended December 31, 1997.

Page 3                             DiVall 3                               4 Q 97


                          --------------------------

                              Property Highlights

                                   Vacancies
                                   ---------

                 There were no vacancies at December 31, 1997.

                                Rents Receivable
                                ----------------

 .    B.T. Woodlipp, Inc., tenant of Applebee's (Pittsburgh, PA), was $9,600 delinquent in scheduled rent and equipment at December 31, 1997.

 .    DenAmerica Corporation, tenant of Denny's (Englewood, CO), was $3,500 delinquent in scheduled rent at December 31, 1997.

                                Sale of Property
                                ----------------

 .   Denny's (Sanford, FL) was sold during the First Quarter 1998 for $1,250,000.

                          --------------------------

                             Restoration Highlights

 .    The Partnership received $280,000 in recoveries received during the Fourth
     Quarter 1997.

 .    "Total" recoveries received to date for the Partnership are approximately
     $2,690,000.

 .    As communicated last quarter, an affiliated partnership received a
     "favorable" ruling in the case against Boatmen's First National Bank of Kansas City which went to trial on June 23, 1997. Following the judge's ruling, Boatmen's appealed, but subsequently dropped their appeal.

     This disputed Boatmen's liability has always been included as part of the "total" misappropriation of funds by the former general partners and their affiliates -- for all three (3) partnerships, DiVall Insured Income Fund, L.P., DiVall Insured Income Properties 2, L.P., and DiVall Income Properties 3, L.P. Consequently, all expenses, potential default interest, and recoveries have been shared by each of these partnerships.

 .    With the resolution of the disputed Boatmen's liability, the Partnership's restoration activities are substantially complete. Accordingly, we do not expect any further recoveries or related restoration costs of any significance that would be associated with the funds misappropriated by the former general partners and their affiliates.

Page 4                             DiVall 3                               4 Q 97


                          --------------------------

                               Return of Capital

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended September 30, 1990 through December 31, 1997.

                                                  Distribution     Capital
                                                  -------------  ------------
                                                    Analysis       Balance
                                                  -------------  ------------

     Original Capital Balance                                -   $17,102,520
     Cash Flow From Operations Since Inception     $ 1,682,378             -
     Total Distributions Since Inception            (8,872,983)            -
                                                   -----------

     (Return) of Capital                           $(7,190,605)   (7,190,605)
                                                   ===========   -----------

     "Net" Remaining Initial Investment
          by Original Partners                               -   $ 9,911,915
                                                                 ===========

           (NOTE: For a more individualized discussion of return of capital contact Investor Relations.)

                          --------------------------

                              Questions & Answers

1. When will 1997 per unit values be available for my investment in the Partnership?

     The Partnership's 1997 "year-end" valuation information is scheduled to be available by the end of February by contacting Investor Relations. A mailing to all qualified plan holders is scheduled to occur at that time as well. We will also include this information in our 1997 Annual Report which we plan to mail by early April 1998.

2.  When can I expect to receive my Schedule K-1 for 1997?

     Our current schedule for mailing all 1997 Schedule K-1's for your Partnership and its affiliated partnerships is by the end of February 1998.

3.  When can I expect my next distribution mailing?

     Your distribution correspondence for the First Quarter of 1998 is scheduled to be mailed on May 15, 1998.

Page 5                             DiVall 3                               4 Q 97



                                     * * *



================================================================================

 For questions or additional information, please contact Investor Relations at:

                        1-800-547-7686 or 1-608-244-7661


                All written inquiries may be mailed or faxed to:

                             The Provo Group, Inc.

          Post Office Box 8673                    1410 Northport Drive
     Madison, Wisconsin  53708-8673            Madison, Wisconsin  53704

                              (FAX 608-244-7663)

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[LOGO]

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                                       DIVALL INCOME PROPERTIES 3 L.P.
                                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
                              FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------------------
                                                                    PROJECTED        ACTUAL        VARIANCE
                                                                    ---------       --------       --------
                                                                       4TH             4TH
                                                                     QUARTER         QUARTER        BETTER
                                                                    12/31/97        12/31/97        (WORSE)
                                                                    ---------       --------        -------
OPERATING REVENUES
  Rental income                                                       $127,482       $144,951       $ 17,469
  Interest income                                                        7,062          7,585            523
  Recovery of amounts previously written off                                 0        280,500        280,500
  Other income                                                               0          8,591          8,591
                                                                      --------       --------       --------
TOTAL OPERATING REVENUES                                              $134,544       $441,627       $307,083
                                                                      --------       --------       --------
OPERATING EXPENSES
  Insurance                                                           $  1,341       $  1,140       $    201
  Management fees                                                       15,915          4,637         11,278
  Restoration fees                                                           0         11,220        (11,220)
  Overhead allowance                                                     1,326          1,287             39
  Advisory Board                                                         4,250          4,553           (303)
  Administrative                                                         7,763          5,000          2,763
  Professional services                                                  2,128          2,335           (207)
  Auditing                                                               8,250          8,250              0
  Legal                                                                  1,625          1,002            623
  Defaulted tenants                                                        300              0            300
                                                                      --------       --------       --------
TOTAL OPERATING EXPENSES                                              $ 42,898       $ 39,424       $  3,474
                                                                      --------       --------       --------
INVESTIGATION AND RESTORATION EXPENSES                                $  1,403       $  1,436       $    (33)
                                                                      --------       --------       --------
NON-OPERATING EXPENSES
  Depreciation                                                        $ 25,806       $ 25,806       $      0
  Amortization                                                               0            447           (447)
                                                                      --------       --------       --------
TOTAL NON-OPERATING EXPENSES                                          $ 25,806       $ 26,253       $   (447)
                                                                      --------       --------       --------
TOTAL EXPENSES                                                        $ 70,107       $ 67,113       $  2,994
                                                                      --------       --------       --------
NET INCOME                                                            $ 64,437       $374,514       $310,007

OPERATING CASH RECONCILIATION:                                                                      VARIANCE
                                                                                                    --------
  Depreciation and amortization                                         25,806         26,253            447
  Recovery of amounts previously written off                                 0       (280,500)      (280,500)
  (Increase) Decrease in current assets                                (11,124)       (11,956)          (832)
  Increase (Decrease) in current liabilities                             7,994         10,977          2,983
  (Increase) Decrease in cash reserved for payables                     (8,000)       (14,500)        (6,500)
  Advance from/(to) future cash flows for current distributions         (6,000)             0          6,000
                                                                      --------       --------       --------
Net Cash Provided From Operating Activities                           $ 73,113       $104,788       $ 31,675
                                                                      --------       --------       --------
CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Recoveries from former G.P. affiliates                                     0        280,500        280,500
  Principal received on equipment leases                                     0              0              0
  Proceeds from sale of property                                             0              0              0
                                                                      --------       --------       --------
Net Cash Provided from Investing And Financing
  Activities                                                          $      0       $280,000       $280,500
                                                                      --------       --------       --------
Total Cash Flow For Quarter                                           $ 73,113       $385,288       $312,175

Cash Balance Beginning of Period                                       242,864        659,636        452,772
Less 3rd quarter distributions paid 11/97                              (75,000)      (500,000)      (425,000)
Change in cash reserved for payables or distributions                   14,000         14,500            500
                                                                      --------       --------       --------
Cash Balance End of Period                                            $254,977       $595,424       $340,447

Cash reserved for 4th quarter L.P. distributions                       (75,000)      (385,000)      (310,000)
Cash advance from (reserved for) future distributions                        0              0              0
Cash reserved for payment of payables                                  (38,000)       (70,000)       (32,000)
                                                                      --------       --------       --------
Unrestricted Cash Balance End of Period                               $141,977       $140,424       $ (1,553)
                                                                      ========       ========       ========
------------------------------------------------------------------------------------------------------------
                                                                     PROJECTED       ACTUAL         VARIANCE
                                                                     ---------------------------------------
*  Quarterly Distribution                                              $75,000       $385,000       $310,000
   Mailing Date                                                        2/15/98     (enclosed)            --
------------------------------------------------------------------------------------------------------------

*Refer to distribution letter for detail of quarterly distribution.

     The Provo Group

                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                             1997 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

                                       -----------------------------------------
PROJECTIONS FOR                        ORIGINAL EQUITY               $17,102,520
DISCUSSION PURPOSES                    NET DISTRIBUTION OF CAPITAL
                                        SINCE INCEPTION               $7,190,605
                                                                     -----------
                                       CURRENT EQUITY                 $9,911,915
                                                                     ===========
                                       -----------------------------------------

PORTFOLIO          (Note 1)
                                            -------------------------------     --------------------------------------------
                                                      REAL ESTATE                                EQUIPMENT
                                            -------------------------------     --------------------------------------------
                                                           ANNUAL                 LEASE                    ANNUAL
---------------------------------                           BASE       %        EXPIRATION                 LEASE        %
CONCEPT               LOCATION                  COST        RENT     YIELD         DATE         COST      RECEIPTS    RETURN
---------------    --------------           ----------   ---------   ------     ----------    ---------   --------    ------
APPLEBEE'S         PITTSBURGH, PA             891,333      116,040   13.02%                    290,469                  0.00%
      "                    "                                                                    58,094                  0.00%

DENNY'S            CO SPRINGS, CO             580,183       77,460   13.35%                    210,976           0      0.00%
DENNY'S            ENGLEWOOD, CO              213,211       35,880   16.83%                    210,976                  0.00%

DENNY'S            SANFORD, FL              1,136,433      140,340   12.35%                    263,720                  0.00%
      "                   "                                                                     79,116                  0.00%

HARDEE'S (3)       ST. FRANCIS, WI          1,194,381       92,000    7.70%            (2)     369,688           0      0.00%
      "                   "                                                            (2)      84,500           0      0.00%

HARDEE'S (3)       OAK CREEK, WI            1,341,906       88,000    6.56%            (2)     482,078           0      0.00%
      "                   "                                                            (2)     105,488           0      0.00%
------------------------------------        -------------------------------     --------------------------------------------
------------------------------------        -------------------------------     --------------------------------------------
PORTFOLIO TOTALS (6 Properties)             5,357,447      549,720   10.26%                  2,155,105           0      0.00%
------------------------------------        -------------------------------     --------------------------------------------


                                       ---------------------------------------------     ----------
                                                          TOTALS
                                       ---------------------------------------------     TOTAL % ON
                                                                                         $9,911,915
---------------------------------                         ANNUAL            %              EQUITY
CONCEPT               LOCATION              COST         RECEIPTS         RETURN            RAISE
---------------    --------------      ---------------------------------------------     ----------
APPLEBEE'S         PITTSBURGH, PA         1,239,896      116,040           9.36%
      "                    "
DENNY'S            CO SPRINGS, CO           791,159       77,460           9.79%
DENNY'S            ENGLEWOOD, CO            424,187       35,880           8.46%

DENNY'S            SANFORD, FL            1,479,269      140,340           9.49%
      "                   "

HARDEE'S (3)       ST. FRANCIS, WI        1,648,569       92,000           5.58%
      "                   "
HARDEE'S (3)       OAK CREEK, WI          1,929,472       88,000           4.56%
      "                   "
                                       ---------------------------------------------     ----------
                                          7,512,552      549,720           7.32%              5.55%
------------------------------------------------------------------------------------     ----------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.

TheProvoGroup
                       DIVALL INCOME PROPERTIES 3, L.P.

       Acquisition              Original             Building Size/        Current Tenant                  Sold
          Date                  Property               Land Area             Trade Name                    Date
       -----------              --------             --------------        --------------                  ----
1.      08/07/90                Hardee's                  4,090                 SOLD                     07/17/97
                           345 North Chestnut
                            Wahoo, Nebraska

2.      08/07/90                Hardee's                  5,374        Hardee's Food Systems, Inc.
                         2405 East Layton Avenue                                Hardee's
                          St. Francis, Wisconsin

3.      09/11/90                Applebee's                4,341            B.T. Woodlipp, Inc.
                           2101 Greentree Road                                 Applebee's
                         Pittsburgh, Pennsylvania

4.      02/05/91                Hardee's                  6,601        Hardee's Food Systems, Inc.
                         9505 South 13th Street                                 Hardee's
                          Oak Creek, Wisconsin

5.      07/01/91                Denny's                   3,209              DenAmerica Corp.
                         9069 Arapahoe Road                                     Denny's
                         Englewood, Colorado

6.      11/13/91                Denny's                   5,060                  SOLD                    01/23/98
                         3771 Orlando Drive
                          Sanford, Florida

7.      04/30/92         Brigham City Land                                       SOLD                    03/01/94
                         Brigham City, Utah

8.      04/30/92              Kwik Stop                                          SOLD                    06/16/94
                         755 West Warner Road
                           Gilbert, Arizona

9.      04/28/92                Denny's                   3,761             DenAmerica Corp.
                           4375 Sinton Road                                     Denny's
                      Colorado Springs, Colorado